<FILENAME>monitronics2020.txt

				 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
				(Amendment No. 0)

                         MONITRONICS INTERNATIONAL, INC.
_______________________________________________________________________________
                               (Name of Issuer)

				  Common Stock
_______________________________________________________________________________
                         (Title of Class of Securities)

				   609453105
_______________________________________________________________________________
                                (CUSIP Number)

                    	       08 JANUARY 2020
_______________________________________________________________________________
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

    [ ]   Rule 13d-1(b)

    [X]   Rule 13d-1(c)

    [ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities ofthat section of the Act but shall be subject to all other provisions of the Act
(however, see the Notes).


CUSIP No.   609453105
_______________________________________________________________________________
1. Names of Reporting Persons: Ensign Peak Advisors, Inc.
I.R.S. Identification Nos. of above persons (entities only): 84-1432969
_______________________________________________________________________________
2. Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ ]
(b) [X]
_______________________________________________________________________________
3. SEC Use Only
_______________________________________________________________________________
4. Citizenship or Place of Organization: Utah
_______________________________________________________________________________
Number of        5. Sole Voting Power         2,064,988
Shares           ______________________________________________________________
Beneficially     6. Shared Voting Power       -0-
Owned by Each    ______________________________________________________________
Reporting        7. Sole Dispositive Power    2,064,988
Person With:     ______________________________________________________________
                 8. Shared Dispositive Power  -0-
_______________________________________________________________________________
9. Aggregate Amount Beneficially Owned by Each Reporting Person: 2,064,988
_______________________________________________________________________________
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions) [ ]
_______________________________________________________________________________
11. Percent of Class Represented by Amount in Row (9): 9.2%
_______________________________________________________________________________
12. Type of Reporting Person (See Instructions): CO
_______________________________________________________________________________



Item 1.
      (a) Name of Issuer: MONITRONICS INTERNATIONAL, INC.

      (b) Address of Issuers Principal Executive Offices:
                          1990 Wittington Place
                          Farmers Branch, TX 75234
Item 2.
      (a) Name of Person Filing: Ensign Peak Advisors, Inc.

      (b) Address of Principal Business Office or, if none, Residence:
                          60 East South Temple Street, Suite 400
			  Salt Lake City, UT 84111-1040

      (c) Citizenship: Utah

      (d) Title of Class of Securities: Common Stock

      (e) CUSIP Number: 609453105

Item 3. If this statement is filed pursuant to rule 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	Broker or dealer registered under section 15 of the Act	(15 U.S.C. 78o).

(b)	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	Insurance company as defined in section 3(a)(19) of the Act
	(15 U.S.C. 78c).

(d)	Investment company registered under section 8 of the Investment
	Company Act of 1940 (15 U.S.C 80a-8).

(e)	An investment adviser in accordance with rule 240.13d-1(b)(1)(ii)(E)

(f)	An employee benefit plan or endowment fund in accordance with
	240.13d-1(b)(1)(ii)(F)

(g)	A parent holding company or control person in accordance with rule
	240.13d-1(b)(1)(ii)(G)

(h)	A savings associations as defined in Section 3(b) of the Federal
	Deposit Insurance Act (12 U.S.C. 1813)

(i)	A church plan that is excluded from the definition of an investment
	company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j)	Group, in accordance with 240.13d-1(b)(1)(ii)(J).


Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)   Amount beneficially owned: 2,064,988

(b)   Percent of Class: 9.2%

(c)   Number of shares as to which the person has:
	(i)   Sole power to vote or to direct the vote: 2,064,988
	(ii)  Shared power to vote or to direct the vote:
	(iii) Sole power to dispose or to direct the disposition of: 2,064,988
	(iv)  Shared power to dispose or to direct the disposition of:

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

	Not applicable.

Item 7. Identification and Classification of the Subsidiary Which
	Acquired the Security Being Reported By the Parent Holding Company

	Not applicable.

Item 8. Identification and Classification of Members of the Group

	Not applicable.

Item 9. Notice of Dissolution of Group

	Not applicable.

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable enquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


11 February 2021
_______________________________________
Date

Don Clouse
_______________________________________
Signature

Don Clouse/Chief Financial Officer
_______________________________________
Name/Title


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representatives authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule,including all exhibits. See rule 240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)